Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
November 1, 2007
Comments by Steve Menzies

Thank you, Tim.  Good morning!

Overall, TrinityRail continued to perform well during the 3rd quarter of 2007. Railcar production levels increased as TrinityRail delivered approximately 7,070 railcars during the 3rd quarter, an 8% increase in deliveries over the 3rd quarter of 2006. We expect to maintain our production momentum with railcar deliveries expected between 7,100 and 7,300 railcars in the 4th quarter. While our production volumes remain stable, operating margins are likely to decline in the 4th quarter. This is a result of two primary factors: scheduled production line changeovers that will create some short-term inefficiencies and greater competitive pressures in a period of moderating market demand that are impacting pricing for new orders.

With regard to the railcar market, industry orders for railcars during the 3rd quarter were moderate. Approximately 8,100 orders were placed during the 3rd quarter and year-to-date industry orders total approximately 31,000. This quarter’s order level compares with a quarterly average of 12,000 railcars ordered during the previous four quarters. The total industry backlog stood at approximately 67,700 railcars at the end of the 3rd quarter. TrinityRail’s order backlog constitutes 46% of the industry total. Recent order inquiry levels indicate 4th quarter orders could be in line with 1st and 2nd quarter demand which approximated 11,000 railcar orders each quarter.

As you know, railcar demand shifts periodically from car type to car type and fluctuates from quarter to quarter. Order levels in the 3rd quarter reflected continued weak demand in select markets such as intermodal and box cars with moderate demand for coal cars. More than 60% of the total railcar orders year-to-date have been for covered hoppers and tank cars driven by growth in renewable fuels, improved grain export shipments and chemical car loadings growth. The need to replace smaller, less efficient railcars has also boosted demand for these car types.

We believe the replacement cycle for the aging North American railcar fleet will serve as the basis for sustainable, long term railcar demand. The average age of the North American railcar fleet currently stands at 19.5 years with more than 690,000 railcars or 44% of the fleet exceeding 25 years of age providing fleet replacement opportunities. During the next 12 to 18 months, however, we expect railcar demand to continue at the current moderate levels. This is a result of a slowing economy, an overall reduction in railcar loadings and a capacity constrained rail system unable to accommodate significant numbers of new railcars without system capacity expansion.

Long term forecasts indicate significant investment is needed to meet traffic growth for the rail system to stay competitive with other modes of freight transport. Capacity issues could be partially mitigated, however, if shippers choose to replace existing 263,000-pound gross rail capacity railcars with the larger, more efficient 286,000-pound cars. By so doing, the rail system could increase carrying capacity without increasing the number of railcars in operation. We have received several orders from customers upgrading to larger, more efficient railcars and we will be targeting fleet upgrade opportunities in our sales efforts.

During the 3rd quarter of 2007, TrinityRail received approximately 4,500 railcar orders. Many of these orders extend current production lines for a variety of railcars.  Specifically, we received orders from railroads, industrial shippers and utilities for covered hoppers, coal cars, mill gondolas, autoracks and tank cars.  Our 3rd quarter 2007 order level of 4,500 or 55% of the total railcar market is consistent with our trailing twelve-month share of industry orders of 55%. We continue to aggressively pursue additional orders which will extend existing production lines. Our operating flexibility gives us a competitive advantage to secure certain railcar orders and the ability to deliver railcars when our customers require them, often on very short notice. At the end of the 3rd quarter, TrinityRail’s railcar backlog was approximately 31,300 railcars compared to 33,880 at the end of the 2nd quarter 2007 and 32,200 at the end of the 3rd quarter of 2006. Our ability to shift production to meet changing market demand combined with Trinity’s broad product line, proven railcar designs and production resources all contribute to our strong railcar order backlog. The strength of our order backlog is important for effective production planning and positions us to pursue opportunities for greater operating efficiencies.

While I mentioned demand for coal cars was moderate, we continue to be very encouraged by the marketplace’s reaction to the introduction of our proprietary new coal car design the “RDL.” This car features faster unloading and improved operating reliability. We have received orders for the “RDL” and customer interest is high. We believe our consistent investment in new product development resulting in new railcar designs such as the “RDL” will continue to lead to other new innovations, spurring future railcar sales.

We are pleased with the results of investments we have made in our production facilities and the resulting operating efficiencies. Our people continue to implement process improvements and to achieve cost reductions evidenced in our year over year operating margin improvements. We credit our experienced production personnel and established labor force with operating at high efficiency levels. Our stable and experienced labor force also gives us the ability to maximize our operating flexibility while minimizing the costs associated with production line changeovers. We are particularly pleased with the expanded capacity and production growth of our Mexico facilities. We expect to produce 35-40% of our total railcar deliveries in our Mexico plants with additional capacity available as the market and our order backlog requires.

Our Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 3rd quarter.  TrinityRail shipped approximately 2,800 new railcars to customers of our Leasing Company during the 3rd quarter – all subject to firm, non-cancelable leases.  This represented about 40% of TrinityRail’s 3rd quarter railcar shipments.

During the 3rd quarter we sold approximately 490 railcars from our lease fleet. Sales from our lease fleet are an ordinary course of business to balance our portfolio, bundle with new railcar sales and to respond to specific customer needs. Additionally, we sold approximately 1,100 railcars from our lease fleet to TRIP Holdings as part of the planned funding of the new company. As a result of 3rd quarter additions and sales, our fleet grew to approximately 35,890 railcars compared to 29,200 at the end of the 3rd quarter 2006. We expect our lease fleet to continue to grow at a strong pace throughout the balance of 2007 and 2008. We expect to increase our fleet by a net $650–750 million in 2008.

Overall demand for railcar leasing services continues to rise as evidenced by our strong leasing backlog. Trinity’s committed lease backlog as of September 30, 2007 is approximately 14,500 railcars or 46% of our total production backlog. We see a long term trend for railroads and industrial producers to use their capital resources to acquire assets which are core to their business while relying on leasing for operating assets such as railcars.

The investment in our leasing business provides several benefits. It helps us develop long term relationships with the end users of our railcars and provides an important distribution channel for our railcar manufacturing. Additionally, it brings efficiencies to our production planning and generates a significant, long-term, stable earnings stream.

Our lease fleet utilization remains high and stable at over 99% at the end of the 3rd quarter.  The average age of the railcars in our lease fleet is 4.3 years and the average remaining lease term is approximately 5.5 years.  Our fleet lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and higher new car prices. However, we expect renewal rate increases to decelerate during the near term.

In summary, TrinityRail is well positioned to respond to the challenges of the market in the near term and the opportunities available in the long term. Our operating flexibility, innovative railcar designs and product line have enabled us to meet shifting demand among various railcar types thereby building our strong railcar backlog. We continue to enjoy significant operating efficiencies through extended production runs and our employees’ on-going commitment to reducing cost while maintaining high production levels. These improvements combined with our capital investments are now enabling us to execute production line changeovers more efficiently. We continue to commit considerable resources to meet the growing leasing needs of our customers. The growth of our leasing business has also enabled us to effectively manage our production plans while enhancing Trinity’s long term stability. Our overall goal remains to maximize our returns by optimizing production capabilities and product mix while continuing to drive production efficiencies and pursing further cost reductions. I am pleased with the overall performance of TrinityRail and the dedication of our employees to achieve our goal.

I’ll now turn it over to Bill McWhirter.